Exhibit 3.2

AMENDMENT No. 1

TO THE BYLAWS

OF

Quanome Technologies, Inc.

a Nevada corporation

Effective Date: August 3, 2026

This Amendment No. 1 (this “Amendment”) to the Bylaws (the “Bylaws”) of Quanome Technologies, Inc., a Nevada corporation formerly known as Lakeside Holding Limited (the “Corporation”), is effective as of the date first written above. Section 1 of this Amendment has been approved by the Board of Directors pursuant to Article XI of the Bylaws to reflect the Corporation’s change of name, and Sections 2 and 3 of this Amendment implement the amendments previously approved by the Board of Directors and adopted by the requisite vote of the Corporation’s stockholders on November 25, 2025. The Bylaws are hereby amended as follows:

1. Name Change. Any and all references to the name of the Corporation are hereby changed from “LAKESIDE HOLDING LIMITED” to “Quanome Technologies, Inc.” throughout these Bylaws, including the title of the Bylaws.

2. Amendment to Section 2.9. Section 2.9 of the Bylaws is hereby amended and restated in its entirety as follows:

“Section 2.9 Quorum. Unless otherwise required by applicable law, the Articles of Incorporation or these Bylaws, the presence, in person or by proxy, of the holders of at least one-third (1/3) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall constitute a quorum for the transaction of business at any meeting of stockholders.”

3. Deletion of Section 2.16. Section 2.16 of the Bylaws is hereby deleted in its entirety and designated as “[Reserved].”

4. Continuing Effect. Except as expressly amended by this Amendment, the Bylaws shall remain unchanged and in full force and effect.

5. Integration. This Amendment shall be deemed incorporated into and form part of the Bylaws. The Bylaws, as amended by this Amendment, shall be read together as a single instrument.

6. Effectiveness of Provisions Requiring an Amendment to the Articles of Incorporation. In the event, any provisions of the Bylaws, as modified by this Amendment, require an amendment of the articles of incorporation of the Corporation (the “Articles of Incorporation”), such provision shall be in force and effect contemporaneously with the required amendment of the Articles of Incorporation being in force and effect.

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CERTIFICATION

I hereby certify that I am the duly appointed Secretary of Quanome Technologies, Inc. and that the foregoing Amendment to the Bylaws of the Corporation was duly adopted and approved by unanimous written consent of the Board of Directors held on the date set forth above.

IN WITNESS WHEREOF, I hereunto subscribe my name this 3rd day of August 2026.

/s/ Long Yi
Long Yi, Secretary